Exhibit 10.18
THE McGRAW-HILL COMPANIES, INC.
SENIOR EXECUTIVE SUPPLEMENTAL
DEATH, DISABILITY & RETIREMENT BENEFITS PLAN
(Amended and restated effective as of January 1, 2008)

THE McGRAW-HILL COMPANIES, INC.
SENIOR EXECUTIVE SUPPLEMENTAL
DEATH, DISABILITY & RETIREMENT BENEFITS PLAN
(Amended and restated effective as of January 1, 2008)
ARTICLE I
PURPOSE
          The Company desires to retain the services of and provide rewards and incentives to members of a select group of management employees who contribute to the success of the Company.
          In order to achieve this objective, the Company has adopted the Plan to provide disability or supplemental retirement benefits for certain management employees who become Members of such Plan and supplemental death benefits for the Beneficiaries of deceased Members.
ARTICLE II
DEFINITIONS
          The following words and phrases as used herein shall have the following meanings:
          SECTION 2.01 “Actuarial Equivalent” or “Actuarially Determined” means a benefit of equivalent value when computed on the basis of 7% interest compounded annually and the 1971 group mortality tables (determined separately by sex).
          SECTION 2.02 “Attained Age” or “Attaining Age” means the age of a Member as of his last birthday.
          SECTION 2.03 “Basic Long-Term Disability Plan” means The McGraw-Hill Companies, Inc. Long Term Disability Plan, as amended from time to time (or any successor plan).
          SECTION 2.04 “Beneficiary” means the person, persons or entity designated by the Member to receive any benefits payable under the Plan. Any Member’s Beneficiary designation shall be made in a written instrument filed with the Company and shall become effective only when received, accepted and acknowledged in writing by the Company.
          SECTION 2.05 “Board” means the Board of Directors of the Company.
          SECTION 2.06 “Cause” means the Member’s misconduct in respect of the Member’s obligations to the Company or other acts of misconduct by the Member occurring during the course of the Member’s employment, which in either case results in or could reasonably be expected to result in material damage to the property, business or reputation of the

Company; provided that in no event shall unsatisfactory job performance alone be deemed to be “Cause”; and, provided, further, that no termination of employment that is carried out at the request of a person seeking to accomplish a Change in Control or otherwise in anticipation of a Change in Control shall be deemed to be for “Cause.”
          SECTION 2.07 “Change in Control” means the first to occur of any of the following events:
     (i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of Common Stock (the “Outstanding Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 2.07; or
     (ii) A change in the composition of the Board such that the Directors who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 2.07, that any individual who becomes a Director subsequent to the Effective Date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those Directors who were members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such Director were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or
     (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or
     (iv) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
          SECTION 2.08 “Claimant” has the meaning set forth in Section 9.01 of the Plan.
          SECTION 2.09 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the applicable rules and regulations promulgated thereunder.
          SECTION 2.10 “Committee” means the Compensation Committee of the Board.
          SECTION 2.11 “Common Stock” means the common stock, $1.00 par value per share, of the Company.
          SECTION 2.12 “Company” means The McGraw-Hill Companies, Inc., a corporation organized under the laws of the State of New York, or any successor corporation.
          SECTION 2.13 “Death Benefit” means any benefit paid to a Beneficiary upon the death of a Member as provided under the terms of the Plan.
          SECTION 2.14 “Director” means an individual who is a member of the Board.
          SECTION 2.15 “Disability” or “Disabled” means the Member (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

          SECTION 2.16 “Distribution Date” means a Member’s Retirement Date or, if the Member is a Specified Employee as of his Employment Termination Date, the six-month anniversary of such date.
          SECTION 2.17 “Early Retirement” means a Member’s retirement during the period commencing on the first day of the month coincident with or immediately following the Member’s 50th birthday and ending on the Member’s Normal Retirement Date.
          SECTION 2.18 “Effective Date” has the meaning set forth in Section 12.07 of the Plan.
          SECTION 2.19 “Employment Termination Date” means the date of a Member’s “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code.
          SECTION 2.20 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the applicable rules and regulations promulgated thereunder.
          SECTION 2.21 “Excess Benefit Plan” means The McGraw-Hill Companies, Inc. Employee Retirement Plan Supplement, Standard & Poor’s Employee Retirement Plan Supplement and any amendments or successor plans thereto.
          SECTION 2.22 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations promulgated thereunder.
          SECTION 2.23 “Extension Notice” has the meaning set forth in Section 9.01 of the Plan.
          SECTION 2.24 “Final Monthly Earnings” means:
     (i) For purposes of Article V and Article VIII, (1) the sum of (x) a Member’s highest rate of annual base salary in effect during the 36-month period immediately preceding retirement (other than pursuant to Section 5.02 of the Plan), termination without Cause pursuant to Section 5.03 of the Plan, or termination following a Change in Control as provided in Article VIII, and (y) the Member’s highest 100% target annual short-term incentive opportunity during that same 36-month period (2) divided by 12; or
     (ii) For purposes of Article VII, (1) the greater of (A) 1.5 times a Member’s annual base salary in effect immediately preceding the date of the Member’s Disability or (B) the sum of (x) the Member’s highest rate of annual base salary in effect during any portion of such 36-month period occurring prior to January 1, 2005, and during which the Member participated in the Plan, and (y) the Member’s highest 100% target annual short-term incentive opportunity during that same portion of such 36-month period (2) divided by 12.

          SECTION 2.25 “Good Reason” means voluntary termination based on any of the following: (1) reduction in the Member’s base salary, (2) reduction of the Member’s incentive compensation award opportunities, (3) transfer of the Member to a principal business location so as to increase the distance between the principal business location and such Member’s place of residence at the time of the Change in Control by more than 35 miles, (4) significant reduction in the Member’s responsibilities and status within the Company or a change in the Member’s title or office without prior written consent, (5) involuntary discontinuation of the Member’s participation in any life insurance, health and accident or disability plan maintained by the Company, (6) involuntary elimination of the Member’s paid vacation or (7) for any reason during the 30-day period following the first anniversary of a Change in Control.
          SECTION 2.26 “Member” means an employee who is part of a select group of management and has become a Member as provided in Article IV hereof.
          SECTION 2.27 “Monthly Disability Income” means a monthly income due a Disabled Member as provided in Article VII hereof.
          SECTION 2.28 “Monthly Retirement Income” means a monthly income due a Retired Member which shall commence as of his Distribution Date and continue for the period provided herein.
          SECTION 2.29 “Named Fiduciary” means the Executive Vice President, Human Resources of the Company.
          SECTION 2.30 “Normal Retirement Date” means the first day of the month coincident with or immediately following the Member’s 65th birthday.
          SECTION 2.31. “Plan” means The McGraw-Hill Companies, Inc. Senior Executive Supplemental Death, Disability & Retirement Benefits Plan, as amended from time to time.
          SECTION 2.32 “Primary Social Security” means the estimated Primary Insurance Amount (payable monthly) available to a Member at age 62, or his Distribution Date, whichever is later, under the Social Security Act in effect at that time.
          SECTION 2.33 “Qualified Plan” means the Employee Retirement Plan of The McGraw-Hill Companies, Inc. and its Subsidiaries, the Retirement Plan for Employees of Standard & Poor’s Corporation and Participating Subsidiaries and any amendments or successor plans thereto.
          SECTION 2.34 “Retired Member” means any Member of the Plan who has qualified for retirement and has retired, and who is eligible to receive a Monthly Retirement Income by direction of the Committee. The term “Retired Member” shall also include any Member terminated without Cause and who is eligible to receive a Monthly Retirement Income pursuant to Section 5.03 of the Plan, and any Member for whom the Committee has approved a Monthly Retirement Income under Section 5.02 of the Plan.

          SECTION 2.35 “Retirement Date” means the first day of the month coincident with or immediately following the Member’s Employment Termination Date due to any of the following: (1) retirement pursuant to Sections 5.01 or 5.03 of the Plan, (2) termination without Cause or retirement if so approved by the Committee pursuant to Section 5.02 of the Plan, (3) termination without Cause pursuant to Section 5.03 of the Plan, or (4) termination for any reason described in Sections 8.02 or 8.03 of the Plan.
          SECTION 2.36 “Specified Employee” means a specified employee within the meaning of Section 409A(a)(2)(b)(i) of the Code.
ARTICLE III
ADMINISTRATION
          SECTION 3.01 Administration. The Plan shall be administered by the Committee, which shall have full authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to take all such actions and make all such determinations in connection with the Plan as it may deem necessary or desirable.
          SECTION 3.02 Binding Effect of Decisions. Subject to Article IX, the decision or action of the Committee in respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.
          SECTION 3.03 Indemnification. To the fullest extent permitted by law, the Committee and the Board (and each member thereof), and any employee of the Company and its affiliates to whom fiduciary responsibilities have been delegated under the Plan, shall be indemnified by the Company against any claims, and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.
ARTICLE IV
MEMBERSHIP
          SECTION 4.01 Eligible Members. Eligibility for membership in the Plan shall be determined by the Committee in its sole discretion, on an individual basis; provided that each individual who was a Member immediately prior to the effective date of this amendment and restatement shall continue to be a Member on such date, subject to the terms and provisions of the Plan.
          SECTION 4.02 Removal of Members. (a) The Committee shall also have the right to remove a Member from the Plan at any time in its sole discretion if the Member is no longer eligible to participate in the Plan under the terms of Section 4.04 of the Plan.

          (b) A Member whose benefits under the Plan have commenced to be paid shall not be removed from membership in the Plan and such benefits shall not be terminated thereafter for any reason.
          (c) If a Member whose benefits under the Plan have not commenced to be paid is removed from the Plan, all future benefits payable under the Plan to the Member or his Beneficiary shall cease.
          (d) Notwithstanding anything contained herein to the contrary, Article VIII shall be applicable to a Member who is removed from the Plan following the Change in Control.
          SECTION 4.03 Continuous Employment Requirement. Subject to Section 8.02 of the Plan, the payment of benefits to the Member or his Beneficiary under the Plan is conditioned upon the continuous employment of the Member by the Company (including periods of disability and authorized leaves of absence) from the date of the Member’s participation in the Plan until the Member’s Retirement Date, Disability or death, whichever first occurs.
          SECTION 4.04 Compensation Requirement. Employees who are selected to participate in the Plan shall be chosen from employees who are in Executive Compensation Band 1 and Executive Compensation Band 2.
ARTICLE V
MONTHLY RETIREMENT INCOME
          SECTION 5.01 Normal Retirement. (a) A Member who retires on his Normal Retirement Date shall be entitled to receive, commencing on the Member’s Distribution Date, a Monthly Retirement Income under the Plan as calculated by the Committee. The amount of a Member’s Monthly Retirement Income shall be 55% of Final Monthly Earnings reduced by the amounts set forth in Sections 5.01(b), 5.01(c), 5.01(d) and 5.01(e) of the Plan.
          (b) One hundred percent (100%) of his monthly Primary Social Security benefit as of the Member’s Retirement Date.
          (c) One hundred percent (100%) of the monthly income, received from the Qualified Plan and the Excess Benefit Plan as of the Member’s Retirement Date. Such amount shall be Actuarially Determined as of the Member’s Retirement Date as a life annuity payable in equal monthly installments, regardless of the actual form of payment.
          (d) One hundred percent (100%) of benefits received from the qualified pension plans of any previous employers. Such amounts shall be Actuarially Determined as of the Member’s Retirement Date as a life annuity payable in equal monthly installments, regardless of the actual form of payment.
          (e) The annuity value of the hypothetical account balance maintained in accordance with the Qualified Plan as of as of the Member’s Retirement Date. This amount shall be determined, in accordance with the rules of the Qualified Plan for this determination, as a life annuity payable in equal monthly installments. This value will be determined so as to reflect the same reduction for early commencement as the Qualified Plan benefit in Section 5.01(c) of the Plan.
          SECTION 5.02 Early Retirement With Committee Approval. (a) A Member (i) between the ages of 50-54 who elects Early Retirement or whose employment is terminated by the Company other than for Cause and who has ten years or more of continuous service with the Company, or (ii) who elects Early Retirement or whose employment is terminated without Cause subsequent to Attaining Age 55 and less than ten years of continuous service with the Company, may, with the written approval of the Committee, receive a Monthly Retirement Income, if any, in such amount and containing such terms and conditions as may be determined by the Committee. Further, a Member for whom the Committee has approved a Monthly Retirement Income under this Section 5.02 and who is between the ages of 50-54, shall begin to receive, upon the later of the Member’s Distribution Date and the first day of the month coincident with or immediately following Attaining Age 55, such Monthly Retirement Income as described in this Section 5.02.
          (b) If such Member dies, however, before Attaining Age 55 and the Member had elected a joint and survivor annuity option at the time of such Member’s retirement or termination of employment, then the deceased Member’s spouse, if such spouse is still surviving, shall receive reduced Monthly Retirement Income payments hereunder at the time when the deceased Member would have Attained Age 55.
          (c) If a Member is approved for a Monthly Retirement Income payment under this Section 5.02, the Member also may be entitled to receive a post-retirement Death Benefit in accordance with the provisions of Section 6.03 of the Plan, provided that at the time the Monthly Retirement Income payment is approved hereunder for the Member the Committee also approves the payment of the post-retirement Death Benefit for the Member.
          SECTION 5.03 Early Retirement After Age 55. (a) A Member who has Attained Age 55, has ten years or more of continuous service with the Company and either elects Early Retirement or is terminated by the Company other than for Cause, shall receive, commencing on the Member’s Distribution Date, a Monthly Retirement Income equal to 55% of Final Monthly Earnings reduced by 4% for every year that the Member’s Attained Age on his Retirement Date is less than 65, as set forth in the following table:

			MONTHLY
			RETIREMENT
			INCOME AS A
ATTAINED AGE	BENEFIT FORMULA		PERCENT OF
AT RETIREMENT	AS A % OF FINAL	REDUCTION	FINAL MONTHLY
DATE	MONTHLY EARNINGS	FACTOR	EARNINGS
55	55%	40%	33.0%
56	55	36	35.2
57	55	32	37.4
58	55	28	39.6
59	55	24	41.8
60	55	20	44.0
61	55	16	46.2
62	55	12	48.4
63	55	8	50.6
64	55	4	52.8
          A Member’s Monthly Retirement Income shall be further reduced by the amounts set forth in Sections 5.03(b), 5.03(c), 5.03(d) and 5.03(e) of the Plan.
          (b) One hundred percent (100%) of his Primary Social Security benefit as of the Member’s Retirement Date. A Member who retires prior to Attaining Age 62 shall have his benefits reduced by his Primary Social Security payable at age 62 regardless of whether it is received.
          (c) One hundred percent (100%) of the monthly income, calculated in the form of a straight life annuity, that he receives from the Qualified Plan and the Excess Benefit Plan as of the Member’s Retirement Date. Such amount shall be Actuarially Determined as of the Member’s Retirement Date as a life annuity payable in equal monthly installments, regardless of the actual form of payment.
          (d) One hundred percent (100%) of benefits received from the qualified pension plans of any previous employers. Such amounts shall be Actuarially Determined as of the Member’s Retirement Date as a life annuity payable in equal monthly installments, regardless of the actual form of payment.
          (e) The annuity value of the hypothetical account balance maintained in accordance with the Qualified Plan as of the Member’s Retirement Date. This amount shall be determined, in accordance with the rules of the Qualified Plan for this determination, as a life annuity payable in equal monthly installments. This value will be determined so as to reflect the same reduction for early commencement as the Qualified Plan benefit in Section 5.03(c) of the Plan.
          SECTION 5.04 Minimum Service Requirement. A Member who has less than ten years of continuous service with the Company and who elects Early Retirement without the written consent of the Committee shall not be entitled to receive a Monthly Retirement Income under the terms of the Plan.
          SECTION 5.05 Retirement After Age 65. If a Member remains in the employ of the Company subsequent to his Normal Retirement Date, no Monthly Retirement Income shall be paid until the Member’s Distribution Date. At that time he shall be entitled to receive a Monthly Retirement Income calculated as though he had retired on his Normal Retirement Date.
          SECTION 5.06 Form of Payment. The basic form of Monthly Retirement Income (to which the formula indicated in Section 5.01 of the Plan applies) shall be a monthly income commencing on the Member’s Distribution Date and continuing for his life. Alternatively, the Member shall be entitled to receive any Actuarially Equivalent life annuity that is permitted under the Qualified Plan, subject to the requirements of Section 409A(a)(4)(C) of the Code. The Member’s Monthly Retirement Income shall in all circumstances be calculated as of the Member’s Retirement Date, as if such benefits commenced on such date. If the Member is a Specified Employee as of his Employment Termination Date, then the payments that otherwise would have been paid to the Member prior to his Distribution Date shall be paid to the Member in a lump sum on such date. Interest at the rate used to determine Actuarially Equivalent benefits under the Plan shall be credited on such payments for the period, if any, commencing on the Member’s Normal Retirement Date (or, if later the Member’s Retirement Date), and ending on the Member’s Distribution Date.
ARTICLE VI
DEATH BENEFITS
          SECTION 6.01. In the event of the death of a Member or a Disabled Member prior to his Retirement Date, in lieu of a Monthly Retirement Income or Monthly Disability Benefit, the Member’s Beneficiary shall be entitled to receive a lump-sum Death Benefit within 60 days following the Member’s date of death. Such pre-retirement Death Benefit shall be equal to 400% of the Member’s annual base salary in effect at the time of his death.
          SECTION 6.02. In the event of the death of a Retired Member subsequent to Attaining Age 55, the Member’s Beneficiary shall be entitled to receive a lump-sum Death Benefit in an amount equal to 100% of the Member’s annual base salary in effect at the Member’s Retirement Date. This Death Benefit is in addition to any Monthly Retirement Income benefits that may be payable to a Member’s Beneficiary.
          SECTION 6.03. In the event of the death of a Member who has been approved for a Monthly Retirement Income payment and for a Death Benefit under Section 5.02 of the Plan, the Member’s Beneficiary shall be entitled to receive a lump-sum Death Benefit in an amount equal to 100% of the Member’s annual base salary in effect at the time of the Member’s retirement or termination of employment.

ARTICLE VII
DISABILITY BENEFITS
          SECTION 7.01. (a) If a Member is determined to be Disabled prior to his Normal Retirement Date, the Disabled Member shall be entitled to receive a Monthly Disability Income equal to 50% of the Member’s Final Monthly Earnings reduced by Sections 7.01(b), 7.01(c) and 7.01(d) of the Plan. Such income benefit shall be payable to the Member until Attaining Age 65 or death, whichever first occurs.
          (b) One hundred percent (100%) of his monthly benefit received from the Basic Long-Term Disability Plan, payments from Social Security, Workers’ Compensation and/or other federal, state or employer group insurance plans.
          (c) One hundred percent (100%) of his monthly income paid from the Qualified Plan. Such amount shall be Actuarially Determined as a life annuity payable in equal monthly installments, regardless of the actual form of payment.
          (d) One hundred percent (100%) of benefits received from the qualified pension plans of any previous employers. Such amounts shall be Actuarially Determined as a life annuity payable in equal monthly installments, regardless of the actual form of payment.
          SECTION 7.02. Upon Attaining Age 65, the Disabled Member shall be entitled to receive a Monthly Retirement Income under Section 5.01 of the Plan.
ARTICLE VIII
SPECIAL RULES IN THE EVENT OF A CHANGE IN CONTROL
          SECTION 8.01. Notwithstanding anything to the contrary in any other section of the Plan, in the event of a Change in Control, neither the Company nor the Board or the Committee shall thereafter terminate, modify or amend, in whole or in part, any or all of the provisions of the Plan.
          SECTION 8.02. (a) If the employment of a Member is terminated voluntarily for Good Reason within 24 months after a Change in Control that is a “change in control event” within the meaning of Section 409A(a)(2)(A)(v) of the Code or is involuntarily terminated (except for Cause) at any time after such a Change in Control, said Member shall receive on the Member’s Distribution Date a lump-sum distribution computed as of such date of the Actuarial Equivalent of the monthly benefit he would have received under the Plan as if (1) he had continued as an employee of the Company until the later of Attaining Age 50 or his Retirement Date, and he had then elected to receive payments under the Plan; (2) he had at least 10 years of continuous service with the Company as of the date of the Change in Control; and (3) he was granted written consent for Early Retirement under the Plan by the Committee. The lump-sum Actuarial Equivalent of the monthly benefit he would have received shall be determined by assuming that he had continued in the employment of the Company until the later of Attaining Age 50 or his Retirement Date, and if under age 50 by assuming that he received the Final Monthly Earnings that he was receiving on his Employment Termination Date until Attaining

Age 50. The amount shall be determined by computing the amounts set forth in Sections 8.02(b) through 8.02(f) of the Plan, and then subtracting the sum of the amounts in Sections 8.02(c), 8.02(d), 8.02(e), and 8.02(f) of the Plan from the amount in Section 8.02(b) of the Plan.
          (b) The lump-sum Actuarial Equivalent computed as of the Member’s Distribution Date of a benefit payable monthly for life in the amount of a percentage, as specified in the schedule below, of the Member’s Final Monthly Earnings that he was receiving on his Employment Termination Date, assuming payments commence on the later of the Member’s Distribution Date or his 55th birthday.

BENEFIT AMOUNT
ATTAINED AGE AT	AS A % OF FINAL
RETIREMENT DATE	MONTHLY EARNINGS
Age 60 and below	44.0%
61	46.2
62	48.4
63	50.6
64	52.8
65	55.0
          In addition, a Member shall receive on his Distribution Date a lump-sum distribution of the Actuarial Equivalent of the post-retirement lump-sum Death Benefit described in Sections 6.02 and 6.03 of the Plan, with the Actuarial Equivalent computed as of the Member’s Distribution Date, and for a Member under age 50, assuming that the Death Benefit would be payable only if death occurred after Attaining Age 50.
          The payments pursuant to this Section 8.02 shall be in lieu of payments to be made pursuant to Articles V and VI hereof.
          (c) The lump-sum Actuarial Equivalent computed as of the Member’s Distribution Date of 100% of the monthly Primary Social Security benefit. If, as of his Employment Termination Date, the Member has not Attained Age 50, then the monthly Primary Social Security benefit will be calculated by assuming that he had continued in the employment of the Company until Attaining Age 50 and by assuming that he received the same Final Monthly Earnings until that date. For all Members, the Primary Social Security benefit will be computed assuming he received no earnings after the later of Attaining Age 50 or his Employment Termination Date until Attaining Age 62.
          (d) The lump-sum Actuarial Equivalent computed as of the Member’s Distribution Date of 100% of his monthly income calculated in the form of a straight life annuity under the Qualified Plan, commencing as of the earliest date (but not before the Member’s Distribution Date) that the Member would be eligible to begin to receive monthly benefits from the Qualified Plan. If as of his Employment Termination Date the Member has not Attained Age 50 then the benefit to be received from the Qualified Plan will be calculated by assuming he had continued in the employment of the Company until Attaining Age 50, and by assuming that he received the same Final Monthly Earnings that he was receiving as of his Employment

Termination Date until Attaining Age 50, and assuming that he had continued to accrue a benefit under the Qualified Plan until Attaining Age 50. The benefit from the Qualified Plan payable as of the earliest date that the Member could elect to receive a benefit under the Qualified Plan (or the Member’s Distribution Date, if later) shall be reduced for early commencement (if any) according to the provisions of the Qualified Plan in effect as of the date of the Change in Control.
          (e) The balance of the hypothetical account maintained in accordance with the Qualified Plan, reflecting hypothetical Member and Company contributions, and the assumed investment return, accumulated to the later of the Member’s Distribution Date or Attaining Age 50.
          (f) The lump-sum Actuarial Equivalent of the benefits, if any, the Member is eligible to receive from qualified plans of any previous employers, determined as of the Member’s Distribution Date assumed to be payable as of the earliest date that the Member could elect to have the benefit payable, or his age as of the Member’s Distribution Date, if later.
          SECTION 8.03. Except as set forth in Section 8.02 of the Plan, if the employment of a Member is terminated voluntarily for any reason at any time after a Change in Control that is a “change in control event” within the meaning of Section 409A(a)(2)(A)(v) of the Code has occurred, said Member shall receive on his Distribution Date a lump-sum distribution computed as of the Member’s Retirement Date of the Actuarial Equivalent of the monthly benefit he is entitled to receive under the Plan pursuant to Article V and adjusted for interest payable in accordance with the last sentence of Section 5.06 of the Plan. In addition, said Member shall receive on his Distribution Date a lump-sum distribution of the Actuarial Equivalent of the post-retirement lump-sum Death Benefit described in Sections 6.02 and 6.03 of the Plan, computed as described in the second paragraph of Section 8.02(b) of the Plan.
          SECTION 8.04. In the event of a Change in Control, the Committee shall elect either to:
     (i) if such Change in Control is a “change in control event” within the meaning of Section 409A(a)(2)(A)(v) of the Code, provide each Retired Member with a lump-sum distribution of the Actuarial Equivalent of his Monthly Retirement Income and, in addition, provide each Retired Member with a lump-sum distribution of the Actuarial Equivalent of the post-retirement lump-sum Death Benefit described in Sections 6.02 and 6.03 of the Plan, in each case computed as of the date of such distribution and subject to and in accordance with the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix) (or any successor provision); or
     (ii) provide sufficient funds to the existing “rabbi trust” for which The Bank of New York has been designated as trustee (or to any successor trustee), or in lieu of The Bank of New York, as trustee, to any similar legal entity selected by the Committee, to protect the Monthly Retirement Income and the post-retirement lump-sum Death Benefits which shall be payable to each Retired Member pursuant to Articles V and VI hereof.

          In the event the Committee does not elect to comply with (i) or (ii) above within 30 days after a Change in Control has occurred, or such Change in Control is not a “change in control event” within the meaning of Section 409A(a)(2)(A)(v) of the Code, it shall be deemed as if the Committee had elected to comply with (ii) above, and the funds referred to in (ii) shall be provided to such trust within 15 days thereafter. Any payments pursuant to Section 8.04(i) of the Plan shall be in lieu of any further benefits under the Plan.
          SECTION 8.05. The provisions of this Article VIII shall supersede and take precedence over the provisions of any of the other sections of the Plan.
          SECTION 8.06. The reasonable legal fees incurred by any Member (or former Member who was a Member when the Change in Control occurred) or Retired Member to enforce his valid rights under this Article VIII shall be paid for by the Company to the Member or Retired Member in addition to sums otherwise due under the Plan, whether or not the Member or Retired Member is successful in enforcing his rights or whether or not the matter is settled; provided that such payment shall be made not later than the end of the taxable year in which such legal fees are incurred; provided, further, that no such payment shall be made after the last day of the sixth year following the Member or Retired Member’s Employment Termination Date.
ARTICLE IX
CLAIMS PROCEDURE
          SECTION 9.01 Claims. In the event any person or his authorized representative (a “Claimant”) disputes the amount of, or his entitlement to, any benefits under the Plan or their method of payment, such Claimant shall file a claim in writing with, and on the form prescribed by, the Named Fiduciary for the benefits to which he believes he is entitled, setting forth the reason for his claim. The Claimant shall have the opportunity to submit written comments, documents, records and other information relating to the claim and shall be provided, upon request and free of charge, reasonable access to and copies of all documents, records or other information relevant to the claim. The Named Fiduciary shall consider the claim and within 90 days of receipt of such claim, unless special circumstances exist which require an extension of the time needed to process such claim, the Named Fiduciary shall inform the Claimant of its decision with respect to the claim. In the event of special circumstances, the response period can be extended for an additional 90 days, as long as the Claimant receives written notice advising of the special circumstances and the date by which the Named Fiduciary expects to make a determination (the “Extension Notice”) before the end of the initial 90-day response period indicating the reasons for the extension and the date by which a decision is expected to be made. If the Named Fiduciary denies the claim, the Named Fiduciary shall give to the Claimant (i) a written notice setting forth the specific reason or reasons for the denial of the claim, including references to the applicable provisions of the Plan, (ii) a description of any additional material or information necessary to perfect such claim along with an explanation of why such material or information is necessary, and (iii) appropriate information as to the Plan’s appeals procedures as set forth in Section 9.02 of the Plan.
          SECTION 9.02 Appeal of Denial. A Claimant whose claim is denied by the Named Fiduciary and who wishes to appeal such denial must request a review of the Named

Fiduciary’s decision by filing a written request with the Committee for such review within 60 days after such claim is denied. Such written request for review shall contain all relevant comments, documents, records and additional information that the Claimant wishes the Committee to consider, without regard to whether such information was submitted or considered in the initial review of the claim by the Named Fiduciary. In connection with that review, the Claimant may examine, and receive free of charge, copies of pertinent Plan documents and submit such written comments as may be appropriate. Written notice of the decision on review shall be furnished to the Claimant within 60 days after receipt by the Committee of a request for review. In the event of special circumstances which require an extension of the time needed for processing, the response period can be extended for an additional 60 days, as long as the Claimant receives an Extension Notice. If the Committee denies the claim on review, notice of the Committee’s decision shall include (i) the specific reasons for the adverse determination, (ii) references to applicable Plan provisions, (iii) a statement that the Claimant is entitled to receive, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim and (iv) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA following an adverse benefit determination on a review and a description of the applicable limitations period under the Plan. The Claimant shall be notified no later than five days after a decision is made with respect to the appeal.
          SECTION 9.03 Statute of Limitations. A Claimant wishing to seek judicial review of an adverse benefit determination under the Plan, whether in whole or in part, must file any suit or legal action, including, without limitation, a civil action under Section 502(a) of ERISA, within three years of the date the final decision on the adverse benefit determination on review is issued or should have been issued under Section 9.02 of the Plan or lose any rights to bring such an action. If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Named Fiduciary. Notwithstanding anything in the Plan to the contrary, a Claimant must exhaust all administrative remedies available to such Claimant under the Plan before such Claimant may seek judicial review pursuant to Section 502(a) of ERISA.
ARTICLE X
BENEFICIARY DESIGNATION
          SECTION 10.01 Beneficiary Designation. Each Member shall have the right, at any time, to designate any person, persons, entity or entities as his Beneficiary or Beneficiaries (both primary as well as contingent) to whom payment under the Plan shall be paid in the event of his death prior to complete distribution to the Member of the benefits due him under the Plan.
          SECTION 10.02 Amendments. Any Beneficiary designation may be changed by a Member by the written filing of such change on a form prescribed by the Company and shall become effective only when received, accepted and acknowledged in writing by the Company. The new Beneficiary designation form shall cancel all Beneficiary designations previously filed.

          SECTION 10.03 No Beneficiary Designation. If a Member fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Member, then any amounts to be paid to the Member’s Beneficiary shall be paid to the Member’s estate.
          SECTION 10.04 Effect of Payment. The payment under this Article X of amounts due to a Member under the Plan shall completely discharge the Company’s obligations in respect of the Member under the Plan.
ARTICLE XI
AMENDMENT AND TERMINATION OF PLAN
          SECTION 11.01 Amendment. Subject to Section 8.01 and 11.02 of the Plan, the Company reserves the right at any time and from time to time, by action of the Committee or the Board to terminate, modify or amend, in whole or in part, any or all of the provisions of the Plan, including specifically the right to make any such amendments effective retroactively; provided that no such action shall reduce the benefits or rights of any Disabled or Retired Member or his Beneficiary. In addition, the Company may amend or modify any provision of the Plan as to any particular Member by agreement with such Member, provided that such agreement is in writing, is executed by both the Company and the Member, and is filed with the Plan records. The provisions of any amendment or modification made by agreement between a Member and the Company shall apply only to the Member so agreeing and no other.
          SECTION 11.02 Section 409A. The Plan is intended to satisfy the requirements of Section 409A of the Code with respect to amounts subject thereto and shall be interpreted and construed in accordance with such intent. If, in the good faith judgment of the Committee, any provision of the Plan could otherwise cause any person to be subject to the interest and penalties imposed under Section 409A of the Code, such provision shall be modified by the Committee in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A of the Code, and, notwithstanding any provision in the Plan to the contrary, the Committee shall have broad authority to amend or to modify the Plan, without advance notice to or consent by any person, to the extent necessary or desirable to ensure that no benefits under the Plan are subject to tax under Section 409A of the Code. Any determinations made by the Committee under this Section 11.02 shall be final, conclusive and binding on all persons.
ARTICLE XII
MISCELLANEOUS
          SECTION 12.01 Unsecured General Creditor. The Plan is an unfunded deferred compensation plan for a select group of management or highly compensated employees within the meaning of ERISA, and shall be construed and administered accordingly. Members and their Beneficiaries shall have no legal or equitable rights, interest or claims in any property or assets of the Company. The assets of the Company shall not be held under any trust for the benefit of Members or their Beneficiaries or held in any way as collateral security for the fulfilling of the obligations of the Company under the Plan. Any and all of the Company’s assets shall be, and remain, the general, unpledged, unrestricted assets of the Company. The

Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future.
          SECTION 12.02 Nonassignability. Each Member’s right under the Plan shall be nontransferable except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise require. Subject to the foregoing, neither a Member nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Member or any other person, nor be transferable by operation of law in the event of a Member’s or any other person’s bankruptcy or insolvency.
          SECTION 12.03 Not a Contract of Employment. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment with the Member, and the Member (or his Beneficiary) shall have no rights against the Company except as specifically provided herein. Moreover, nothing in the Plan shall be deemed to give a Member the right to be retained in the service of the Company or to interfere with the rights of the Company to discipline or discharge him at any time. A Retired Member shall not be considered an employee for any purposes under the law.
          SECTION 12.04 Binding Effect. The Plan shall be binding upon and shall inure to the benefit of the Member or his Beneficiary, his heirs and legal representatives, and the Company.
          SECTION 12.05 Withholding. To the extent required by the law in effect at the time payments are made, the Company shall withhold from payments made hereunder any taxes or other amounts required to be withheld for any federal, state or local government and other authorized deductions.
          SECTION 12.06 Severability. In the event that any provision or portion of the Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of the Plan shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
          SECTION 12.07 Effective Date. The Plan was initially effective as of January 1, 1986 (the “Effective Date”). This amendment and restatement is effective as of January 1, 2008.
          SECTION 12.08 Governing Law. The Plan shall be construed under the laws of the State of New York, to the extent not preempted by federal law.
          SECTION 12.09 Headings. The section headings used in this document are for ease of reference only and shall not be controlling with respect to the application and interpretation of the Plan.

          SECTION 12.10 Rules of Construction. Any words herein used in the masculine shall be read and construed in the feminine where they would so apply. Words in the singular shall be read and construed as though used in the plural in all cases where they would so apply. All references to sections are, unless otherwise indicated, to sections of the Plan.